Exhibit 10.31

EXECUTIVE CONFIDENTIALITY, NON-SOLICITATION, NON-COMPETITION,

INTELLECTUAL PROPERTY RIGHTS, AND CODE OF CONDUCT AGREEMENT

1.	This Confidentiality, Non-Solicitation, Non-Competition, Intellectual Property Rights and Code of Conduct Agreement (“Agreement”) between the Employee described below (“You”, “Your”, or “Employee”) and Entrust sets forth certain of your obligations respecting your employment with the Entrust entity set forth in your employment offer/confirmation letter (“Employment Letter”).

2.	As used in this Agreement, “Entrust” and/or “Company” shall mean Entrust, Inc. and all direct and indirect subsidiaries, affiliates, related and/or associated companies, and all successors and assigns of all of the foregoing.

3.	You acknowledge that you are under no obligation to anyone, including a former employer, which is an impediment to Your entering into this Agreement or which imposes any restrictions on the activities or duties that may be assigned to You from time to time by the Company.

4.	If, during the term of this agreement, or any renewal hereof, you should:

a.	Conceive or make any invention or discovery, whether patentable or not;

b.	Become the author of any design capable of being protected as an industrial design, design patent or other design protection;

c.	Become the author of any work in which copyright may exist;

d.	Develop any confidential information which may be capable of being protected as a trade secret;

and if such invention, discovery, design, work or confidential information relates in any way to the business of Entrust or any affiliated entity, such invention, discovery, industrial design, work or confidential information shall be the sole and exclusive property of Entrust or any affiliated entity. You agree during the term of this employment with Entrust and thereafter to promptly disclose to Entrust all details and information related thereto and to execute on demand any applications, transfers, assignments, moral rights waivers and other documents as Entrust may consider necessary or advisable for the purpose of vesting in Entrust or its designate full title to and enjoyment of such invention, discovery, industrial design, work or confidential information, and to assist in every way possible in the prosecution of applications for the registration of intellectual property rights relating thereto.

5. a.	You agree to hold in strict confidence the business and affairs of Entrust, its affiliates and their respective customer/clients. You agree that during the term of this agreement or any renewal thereof or at any time thereafter, that you will not directly or indirectly disclose to any third party or use for any other purpose than that of Entrust, the following:

i.	Information disclosed to you by or on behalf of a customer/client prospective customer/client;

ii.	Information respecting the identity of any customer/client of Entrust;

iii.	Information otherwise disclosed to Entrust on a confidential basis by third parties;

iv.	Information disclosed to you with respect to technical requirements, pricing or timing of any contracts;

Confidentiality, Non-Solicitation, Non-Competition, And Code Of Conduct Agreement

v.	Information disclosed to you with respect to Entrust’s techniques, programs, present or contemplated developments, trade secrets or marketing strategies; and

vi.	Information otherwise identified to you as confidential information of Entrust.

b.	Your obligations of confidence described above include, without limiting the generality of the foregoing:

i.	Taking every reasonable step to prevent third parties from examining and/or making copies of any documents or papers (whether in electronic or hard copy form) prepared by you or that come into your possession or under your control by reason of your employment hereunder;

ii.	Using your best efforts to follow all security policies of Entrust, and

iii.	Upon termination of this agreement, turning over to Entrust all documents or papers (whether in electronic or hard copy form) and any other materials in your possession or under your control that relate to the business of Entrust or its customers/clients.

c.	Your obligations of confidence described above do not apply to information which is

i.	available to the public other than by breach of obligations of confidence owed by you;

ii.	rightfully received by you, outside of the course of your employment, from a third party without confidentiality limitations;

iii.	independently developed by you without recourse to any confidential information of Entrust or its customers/clients; or

iv.	known to you prior to first receipt of the same in the course of your employment.

The mingling of confidential information with information that falls within one or more of the exceptions above shall not impair the status of, or obligations of confidence and non-use respecting, the confidential parts.

d.	You acknowledge that you have a fiduciary obligation to Entrust and you agree that you will not during your employment with Entrust or within 12 months thereafter, directly or indirectly:

i.	attempt to obtain the withdrawal from Entrust or its affiliates of any of their respective employees;

ii.	hire any employee of Entrust or its affiliates.

iii.	approach or solicit any customer/client, potential customer/client or maturing business opportunity of Entrust or its affiliates in order to attempt to direct any such customer/client, potential customer/client or maturing business opportunity away from Entrust or its affiliates;

iv.	service or deal with any customer/client, potential customer/client or maturing business opportunity of Entrust or its affiliates in order to attempt to direct any such customer/client, potential customer/client or maturing business opportunity away from Entrust or its affiliates;

Conflict of Interest Agreement – For Use with U.S. Employees

v.	solicit or divert any business away from Entrust or its affiliates;

vi.	induce or persuade any customer/client, potential customer/client, supplier, agent or other person under contract or otherwise associated or doing business with Entrust or its affiliates to reduce or alter any such association or business with Entrust or its affiliates; or

vii.	otherwise interfere or attempt to interfere with any of the contractual, business or economic relationships of Entrust or its affiliates with other parties.

For the purpose of this paragraph (d) the definition of customer/client, potential customer/client, maturing business opportunity, supplier and agent shall include only those parties with whom you have had dealings by virtue of your employment relationship herein within the preceding 12 months.

e.	You agree that you will not either:

i.	during your employment with Entrust; or

ii.	within 12 months thereafter

serve as an executive, officer, director, employee or in any advisory capacity with any Entrust Competitor. In this context, Entrust Competitors means those companies and businesses listed in Schedule A attached, including any and all related companies operating under any name whatsoever.

f.	If a court of competent jurisdiction would otherwise declare any portions of this paragraph void or unenforceable in the circumstances, such portions of this paragraph shall be reduced in scope, territory and/or duration of time to such an extent that such court would hold the same to be enforceable in the circumstances. The portions of this paragraph with respect to scope, territory and duration shall be separate and distinct and fully severable without affecting the enforceability of the entire paragraph.

g.	You acknowledge that a breach of any of the foregoing provisions will give rise to irreparable harm and injury non-compensable in damages. Accordingly, Entrust or such other party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing provisions, in addition to any other legal remedies which may be available. You further acknowledge and agree that the enforcement of a remedy hereunder by way of injunction will not prevent you from earning a reasonable livelihood. You further acknowledge and agree that the covenants contained herein are necessary for the protection of Entrust’s legitimate business interests and are reasonable in scope and content.

h.	The provisions of this paragraph shall survive the termination of the employment relationship herein and shall be enforceable notwithstanding the existence of any claim or cause of action by you against Entrust whether predicated upon this agreement or otherwise.

6.	This Agreement shall supersede any and all previous oral or written communications, discussions or agreements between You and the Company relating to the general subject matter addressed herein.

7.	You shall at any time during and subsequent to Your employment with the Company reaffirm this Agreement or execute such further or other agreements with respect to the general subject matter addressed herein as the Company, or an affiliate company may from time to time require.

Conflict of Interest Agreement – For Use with U.S. Employees

8.	In the event that Your employment by the Company is succeeded by employment with an affiliate company, the terms of this Agreement apply until an agreement relating to this subject matter is signed with the affiliate company, and if You do not execute an agreement with such affiliate company relating to this subject matter, terms identical to those set forth in this Agreement shall apply immediately in favor of such affiliate company upon commencement of Your employment and until such agreement is executed with such affiliate company.

9.	You expressly acknowledge that You have received and read the Entrust Code of Conduct (including the Insider Trading Policy and Foreign Corrupt Practices Act Policy) and You will abide by the rules and guidelines set forth in these documents, as may be updated by Entrust from time to time by posting such changes to the Corporate Governance section of the Entrust web site.

10.	This Agreement shall be governed by the same laws as the governing jurisdiction set forth in your Employment Letter. If no governing jurisdiction is set forth, it shall be governed by the laws of the Province of Ontario, and the Federal Laws of Canada applicable therein if you are a resident of Canada at the time that you received the Employment Letter; otherwise, this Agreement shall be governed by the laws of the State of Texas, United States.

Agreed this 11th day of November, 2004.

Peter J. Bello	/s/ Peter J. Bello
Employee name (print)	Employee signature

THIS AGREEMENT SHALL BE DEEMED TO BE ACCEPTED BY ENTRUST UPON ITS EXECUTION AND RETURN BY YOU TO THE ENTRUST HUMAN RESOURCES DEPARTMENT, PROVIDED THAT IT HAS NOT BEEN MODIFIED BY YOU FROM THE FORM SUPPLIED TO YOU.

Conflict of Interest Agreement – For Use with U.S. Employees

Schedule A

RSA,

Netegrity,

Microsoft,

Oblix,

Verisign,

Tumbleweed,

Ciphertrust,

Northrop Grumman

IBM

Conflict of Interest Agreement – For Use with U.S. Employees